Exhibit 10.7

HONEYWELL/MATHSTAR Strategic Agreement

This agreement is entered into as of December 13, 2004, is written by and between Honeywell International Inc., acting through its Defense & Space Electronics Systems Space business units, (“Honeywell”) with locations in Cleanwater, FL, Glendale, AZ and Plymouth, MN and MathStar Inc. (“MathStar”) located in Hopkins, MN.

Honeywell and MathStar are herinafter referred signly as “Party” and collectively as the “Parties.”

Recitals:

Whereas MathStar is a leader in the development of reprogrammable Silicon Object technology suitable for use as reprogrammable Digital Signal Processor (DSP); and

Whereas MathStar desires to license to Honeywell certain application and production rights; and

Whereas Honeywell is a leader in the development of DSP solutions for Space applications; and

Whereas Honeywell is a leader in the design and rnanufacturing of radiation tolerant and hardened components; and

Whereas the Parties desire to cooperate in the development of radiation hardened Field Programmable Object Array (FPOA) technology for use in Space applications; and

Whereas the Parties desire to pursue contracts or other opportunities, which may lead to the development of DSP solutions, based in part on MathStar technology.

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

1.             Definitions:

The following definitions should apply to the terms in this agreement unless other meanings shall be indicated by the context:

1.1.1                        Space: Application of FPOA technology above 50,000 feet altitude and have a procurement document specified radiation, space level screening and qualification requirement.

1.1.2                        Defense: Application of FPOA technology to any military purpose including but not limited to aircraft, missile, vehicle, ship (surface or subsurface).

1.1.3                        Silicon Objects: The proprietary technology developed by MathStar that is the basis for the creation of Field Programmable Object Arrays (FPOA).

1.1.4        Field Programmable Object Arrays: The chip level implementation of a re-configurable processor based on Silicon Objects technology. A FPOA can be created with a variety of features and applications, depending on the needs of the application and service.

1.1.5        Design Tools: The software and associated documentation, needed to design, simulate, configure,

and validate an FPOA design.

1.1.6        Program: An identified sales opportunity that results in a unique contract, subcontract or purchase order involving specific application of FPOA technology for use by Honeywell. FPOA modifications, change orders, and similar actions, occurring in the course of Program execution are not considered a new or unique Program.

1.1.7        Honeywell: This agreement does not encompass all of Honeywell International Inc. The agreement is specifically limited to the Honeywell DSES Space business with locations in Clearwater, FL, Glendale, AZ and Plymouth, MN.

1.1.8        Commercial Item: Any item, other than real property, that is of a type customarily used by the general public or by non-governmental entities for purposes other than governmental purposes, and has been sold, leased, or licensed to the genenal public, or has been offered for sale, lease, or license to the general public.

1.2           Titles utilized herein are inserted for convenience and shall not be construed to limit or modify the scope of any provision of this agreement or affect the interpretation thereof.

2.             Term of Agreement

The Term of this Agreement shall be for thirty-six (36) months from the effective date, unless terminated or extended by written agreement of the Parties.

3.             Protection of Proprietary Information

The obligation to protect confidential information is set forth in a separate Proprietary Information Agreement (PIA) in effect as of 16 February 2004. The PIA shall survive any termination or expiration of this Agreement and remain in full force and effect.

4.             Honeywell Obligations

Honeywell will cooperate with MathStar to assess the FPOA technology, tools, and services in terms of their technical capabilities, prices, and forward development roadmaps.  Honeywell will consult with MathStar on Space requirements to be considered by MathStar in the development of its technology, products, tools, and services for Space applications.

4.2           Honeywell will assess foundry options for MathStar technology and products for Space and recommend the foundry approach(s) most suitable.

4.3           Honeywell will be the sales channel for Honeywell/MathStar developed FPOA-based Digital Signal Processing (DSP) solutions for Space applications wherein the FPOA technology, products, tools, and services are part of the solution. Honeywell will involve MathStar in process of determining if the FPOA is applicable to identified opportunities.

4.4           Honeywell intends to submit proposals in response to qualified opportunities for DSP solution(s) that may contain FPO technology, products, tools, and services. Honeywell may include MathStar as a proposed subcontractor in proposals that utilize the MathStar FPOA technology, products, tools, or services.  Honeywell shall have the sole right to determine the final form and contents of any proposal submittal.

4.5           Honeywell will fabricate and sell FPOA parts to MathStar provided the Parties agree to acceptable terms and conditions.

5.             MathStar Obligations

5.1                                 MathStar will continue its development of the FPOA technology, objects, tools, products, and services in accordance with its plans and make these products, technology, tools, and services available to Honeywell for use in Space.  MathStar will consult with Honeywell on a quarterly basis regarding the requirements for Space and consider these requirements in its forward development plans.

5.2           MathStar shall have the sole right to determine the direction of its non-Space FPOA technology, products, tools, and services.

5.3           MathStar recognizes the nature of the sales process for opportunities in Space (i.e., long sales cycles, significant customer interaction, efforts to assess and mitigate risks including demonstrations, significant proposal efforts, pursuit of variations due to annual government appropriations of programs, and long-term commitments and program cycles) and agrees to support Honeywell in its sales process of DSP solutions in Space, to the extent warranted by the Program as solely determined by MathStar.

5.4                                 MathStar will provide technical information to Honeywell regarding the FPOA technology, tools, products, and services including forward roadmopuond plans for use by Honeywell in planning for DSP solutions. This will include, but not be limited to, technical briefings, detailed technical assessments, and demonstrations of the FPOA. MathStar will provide engineering support to Honeywell in the sales, proposal, negotiation, and contract phases of DSP solutions. Moreover, MathStar agrees to provide Honeywell and its customers, when requested, periodic technical support in order to use the FPOA in proposed DSP solutions.

5.5                                 MathStar shall support Honeywell proposal activity by furnishing reasonable proposal, information, material and personnel required for the work to be performed by MathStar for each Program being proposed in accordance with FAR Part 12 as applicable.  MathStar will not be required to maintain or provide Government cost accounting systems.

5.6                                 In the event a prime contract is awarded to Honeywell based upon the joint efforts described herein, MathStar will accept a subcontract from Honeywell provided that price, schedule, and reasonable terms and conditions can be mutually agreed upon, and that the Honeywell customer approves (if required) such a subcontract.  MathStar will accept, as a minimum subcontract terms and conditions with which Honeywell must comply because of applicable statutes and regulations.

5.7           MathStar will provide Honeywell annual reports, to the extent available, on financial status, forward strategies and business outlook in sufficient detail as to provide Honeywell insight into the viability of MathStar.

6.             Termination

6.1           Unless sooner terminated or extended by written agreement of the Parties hereto, this agreement shall terminate upon the happening of any of the following events:

6.1.1                        Thirty-six (36) months after the effective date of this agreement.

6.1.2                        At either Party’s election, if eighteen (18) months after the effective date of this agreement MathStar has not received from Honeywell contract(s) whose value equals or exceeds $3,000,000. The Parties recognize and agree there is no guarantee of a contract or that any revenue will result from this Agreement.

6.1.3                        At Honeywell’s election, upon acquisition of MathStar, by purchase, merger, or otherwise, by a business, or part of a business, one or more of whose product lines substantially duplicate one or more of the product lines of Honeywell, as limited by 1.1.7, so as to endanger, in the judgment of Honeywell, the protection of Honeywell’s proprietary information anticipated to be delivered in connection with this agreement. The acquisition of MathStar, by purchase, merger, or otherwise, by a business, or pad of a business primarily engaged in the design, manufacture or sale of semiconductors for non-Space applications shall not be considered a competitor to Honeywell.

6.1.4                        At either Party’s election, if the other Party becomes insolvent or suspends any of its operations or if any petition is filed or proceeding commenced by or similar arrangement against a Party (whether voluntary or involuntary) under any federal or state law, or under any agreement, instrument, security interest or, relating to bankruptcy, arrangement among debtor and creditors, reorganization, receivership or assignment for the benefit of creditors, provided however that in the case of an involuntary petition, the right to terminate this Agreement shall only arise if the terminating party agrees, based on a commercially reasonable conclusion, that such petition is not frivolous and the other Party has not provided the terminating party reasonable evidence of continued viability. In the event either Party becomes engaged in any of the actions above, it shall provide notice to the other Party within three (3) days.

6.2           A termination under this article shall not affect the rights and obligations of the Parties hereto as described in provision 3, 8, 9, 11, 12, 13, 16 and 17.

7.             License Rights

7.1           In consideration of obligations described in this agreement, the Parties agree to the following:

7.1.1        MathStar grants to Honeywell an exclusive, perpetual, worldwide right to make, have made, sell, offer for sale, or import radiation hardened or radiation tolerant FPOAs developed under this agreement by MathStar during the term of this agreement for Space applications, wherein the right “to have made” means only that the Honeywell may contract with a third party or parties to manufacture radiation hardened or radiation tolerant FPOAs developed under this agreement for sale by Honeywell in Space applications.

During the term of this Agreement, Honeywell shall have the right to sublicense the FPOA designs developed under this agreement to third parties, subject to and expressly contingent with the payment of royalties for each sublicense consistent with the terms of section 10.3, solely for Space applications. Honeywell shall provide a copy of any such subficense agreement to MathStar.

7.1.2        In the event of termination by Honeywell under section 6.1.4 above MathStar grants to Honeywell a non-exclusive, royalty bearing, irrevocable and perpetual, worldwide license under any MathStar intellectual property used in the development of FPOAs under this Agreement or any subcontract granted hereunder to make, have made, offer for sale, sell, or import products for Space applications. The previous sentence notwithstanding, if within 180 days from such termination of this Agreement MathStar emerges from any petition or proceeding under 6.1.4, including any proceeding under any federal or state law relating to bankruptcy, arrangement among debtor and creditors, reorganization, receivership or assignment for the benefit of creditors as the identical legal entity that entered such proceeding and in a form that permits it to continue to perform its obligations under this Agreement and any subcontract granted hereunder, MathStar may, at its option, revoke Honeywell’s license under this section 7.1.2 and re-institute this Agreement.

7.1.3                        Honeywell shall retain all right, title and interest in and to intellectual property developed solely by Honeywell’s employees, agents or consultants under this Agreement and any related subcontract that is awarded to MathStar. Except as otherwise provided herein, MathStar shall retain all right, title and interest in and to any intellectual property developed solely by MathStar’s employees, agents or consultants under this Agreement and any related subcontract that is awarded to MathStar. Honeywell and MathStar shall jointly own any intellectual property that is jointly developed by the employees, agents or consultants of the Parties under this Agreement or any subcontract awarded to MathStar. Except for modifications necessary to make the FPOAs radiation tolerant or radiation hard, which shall be performed jointly by the Parties, all improvements to MathStar’s Silicon Object technology under this agreement shall be performed exclusively by MathStar. Further, Honeywell sahall have no right to improve MathStar’s Silicon Object technology outside of this agreement.

7.1.4        In the event MathStar sells FPOA product based in whole or in part on Honeywell intellectual property and the parts are not fabricated by a Honeywell foundry, MathStar will compensate Honeywell in accordance with a mutually agreed royalty structure.

8.             Publicity

Except to the extent required by law, neither Party shall release any information, advertisements, announcements or other publicity concerning the other Party including the performance or nature of the work related to this agreement without the prior express written approval of the other Party. Notwithstanding the above, this agreement may be made known to the U.S. Government as part of a sales pursuit by either without the other Parties written permission.

9.             Limitation of Liability

Either Party’s liability for damages arising out of or related to this agreement is limited to the price for the specific product or service that gives rise to claim. In no event shall either Party be liable for any imcidenbal damages, oonsequeniial damoges, opeual damagea, loss of profits, loss of revenue or loss of use, even if informed of the possibility of such damages. To the extent permitted by applicable law, these limitations and exclusions will apply regardless of whether liability arises from breach of contract, tort (including but not limited to negligence), by operation of law or otherwise.

10.           MathStar Development Costs and Renumeration

10.1         When Honeywell requires an FPOA solution, MathStar shall be the exclusive bidder and shall propose to Honeywell the solution for technology, products, tools and services.

10.2         All Design Tools will be included in the proposal to Honeywell based upon a commercial pricing structure.

10.3         Honeywell shall pay MathStar a royalty of either a prepaid fee of * per program or * per FPOA part delivered or as otherwise agreed to by the parties.

10.4         The Parties agree that Honeywell shall be responsible for all license/royalty compensation to MathStar under this agreement and any program, notwithstanding any non-payment by the customer to Honeywell.

11.           Added Intellectual Property Rights

In addition to the license rights described above, in the event Honeywell receives ocontract for a Program and a subcontract is placed with MathStar, there will likely be additional intellectual property rights to be determined by the terms and conditions of each specific Program. These additimnal intellectual property rights will not reduce the rights set forth in this agreement.

12.           Escrow of IP/Tools

MathStar will deposit a copy of all existing design work developed under this agreement, including but not limited to: Verilog HDL for the FPOA’s with documentation; design tools and source code for each tool with documentation; and executable files with documentation with a nationally recognized third-Party escrow agent and maintain such escrow arrangements throughout the term of this Agreement. Such source code escrow arrangements will provide for the release of the tools and or source code to Honeywell, at no cost to Honeywell, in the event the Agreement is terminated in accordance with section 6.1.4 of the Termination provisions.  The Parties hereby agree to enter into an escrow agreement, upon mutually agreed-to terms, with a nationally recognized third-Party escrow agent within 45 days of the execution of this Agreement. MathStar will pay the costs associated with retaining such escrow agent. In the event that the most up-to-date release or update of the tools and or source code has not been deposited with such escrow agent and Honeywell is entitled to the tools and or source code, Honeywell may obtain the tools and or source code for such release or update directly from MathStar. Honeywell’s use of this information shall be consistent with the rights described in section 7.1.2.

13.           Law

This Agreement shall be construed and interpreted and the Parties’ rights and obligations determined In accordance with the laws of the State of New York, U.S.A., without reference to that jurisdiction’s conflict of laws provision.

14.           Assignment

Neither Party shall assign this agreement or any interest therein, in whole or in part, without the prior written consent of the other Party which consent shall not be unreasonably withheld.

15.           Expenses

Except as otherwise set forth herein, each Party will bear all costs, risks and liabilities incurred by it arising out of its performance of this agreement.

16.           Disputes

Any dispute arising out of or relating to this agreement, including the breach, termination, or

* Confidential Treatment has been requested, the portion indicated has been redacted and the redacted portion has been separately filed with the Securities and Exchange Commission.

validity hereof, will be finally resolved by a sole arbitrator in accordance with the CPR Institute for Dispute Resolution Rules for Non-Adminishered Arbitration then currently in effect. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. ss 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, New York.  If the dispute between the parties is related to a dispute between Honeywell and its customer, MathStar agrees (i) to a stay in arbitration proceedings until Honeywell’s dispute with its customer is finally resolved, and (ii) to continue to perform its obligations under this order during the stay. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the arbitrator’s determination of the merits of the controversy.

17.           Compliance with Laws

Each Party agrees to comply with applicable provisions of all Federal, state, and local laws and ordinances and all orders, rules and regulations promulgated thereunder.

18.           No Warranties

18.1         The Parties agree to make their own independent evaluation of any information provided by the other Party. Neither Party makes any representation or warranty regarding the use, accuracy or sufficiency of any information provided in connection with this agreement including, without limitation, warranties against infringement of intellectual property rights of third Parties.

18.2         This constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, communications, or representations, either verbal or written, between the Parties hereto. Any oral understandings are expressly excluded. This agreement may not be changed, altered, supplemented or added to except by the mutual written consent of the Parties authorized representatives.

19.           Counterparts

This agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this agreement to be duly executed by their authorized representatives.

HONEYWELL INTERNATIONAL INC.		MATHSTAR INC.

By:	/s/ Lee Williams	By:	/s/ Douglas M. Pihl
Name:	Lee Williams	Name:	Douglas M. Pihl
Title:	Vice President/GM DSES Space	Title:	CEO
Date:	12-13-2004	Date:	12-15-2004